Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 33-98102 on Form N-1A of our report dated December 27, 2010 (January 25, 2011 as to the effects of the restatement discussed in Note 2(k) of the financial statements), relating to the financial statements and financial highlights of The Alger Funds II, including Alger Spectra Fund, Alger Green Fund, Alger Analyst Fund, Alger International Opportunities Fund and Alger Dynamic Opportunities Fund, appearing in the Annual Report on Form N-CSR/A of the The Alger Funds II for the year ended October 31, 2010, and to the references to us under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 18, 2011